Exhibit 5.1

140 Scott Drive
Menlo Park, California 94025
Tel: +1.650.328.4600 Fax: +1.650.463.2600
www.lw.com
FIRM / AFFILIATE OFFICES
	Barcelona	Moscow
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
March 30, 2017	Dubai	Rome
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

e.l.f. Beauty, Inc.

570 10th Street

Oakland, California 94607

Re:	Form S-1 Registration Statement
Public Offering of 1,541,000 Shares of Common Stock of e.l.f. Beauty, Inc.

Ladies and Gentlemen:

We have acted as special counsel to e.l.f. Beauty, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 30, 2017 (the “Abbreviated Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Abbreviated Registration Statement relates to the registration of 1,340,000 shares of common stock of the Company, par value $0.01 per share, all of which are being offered by certain stockholders (the “Selling Stockholders”) of the Company and 201,000 shares of which may be purchased by the underwriters pursuant to an option to purchase additional shares granted by certain of the Selling Stockholders (collectively, the “Shares”). The Shares are to be purchased by certain underwriters and offered for sale to the public together with the securities registered pursuant to a registration statement on Form S-1 (File No. 333-216720) of the Company that was declared effective on March 30, 2017 (the “Initial Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Abbreviated Registration Statement, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

March 30, 2017

We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Abbreviated Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Abbreviated Registration Statement and to the reference to our firm in the prospectus included in the Initial Registration Statement under the heading “Legal matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP